As filed with the Securities and Exchange Commission on August 12, 2010
Registration No. 333-141666

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ATS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1595629 (I.R.S. Employer Identification No.)
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D. Dale Chief Executive Officer	Copy to:
ATS Medical, Inc. 3905 Annapolis Lane, Suite 105 Minneapolis, Minnesota 55447 (763) 553-7736 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Timothy S. Hearn, Esq. Dorsey & Whitney LLP Suite 1500 50 South Sixth Street Minneapolis, MN 55402 (612) 340-2600

Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-141666) (the “Registration Statement”) of ATS Medical, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2007. The Registration Statement registered 11,375,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including (a) 8,125,000 shares of Common Stock sold to the selling shareholders described in the prospectus forming part of the Registration Statement, and (b) 3,250,000 shares of Common Stock issuable to the selling shareholders upon the exercise of warrants.
     On August 12, 2010, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2010, by and among the Company, Medtronic, Inc. (“Medtronic”) and Pilgrim Merger Corporation (“Merger Sub”), Merger Sub was merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Medtronic (the “Merger”). As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC with respect to its Common Stock.
     As a result of the Merger, no additional shares of Common Stock will be issued by the Company. The Company is filing this Post-Effective Amendment No. 1 to remove and withdraw from registration all shares of Common Stock registered pursuant to the Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 12th day of August, 2010.

ATS MEDICAL, INC.
By:	/s/ Michael D. Dale
Michael D. Dale
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August, 2010.

Signature	Title

/s/ Michael D. Dale Michael D. Dale	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)

/s/ Michael R. Kramer Michael R. Kramer	Chief Financial Officer (principal financial and accounting officer)

*	Director
Steven M. Anderson

*	Director
Robert E. Munzenrider

*	Director
Eric W. Sivertson

*	Director
Theodore C. Skokos

*By:	/s/ Michael R. Kramer
Michael R. Kramer
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.
Exhibit 24.1	Power of Attorney (previously filed with the Registration Statement)